Exhibit 8.1
LIST OF SUBSIDIARIES
•	Ascendium Group Limited (incorporated in the British Virgin Islands)

•	Our Medical Services, Ltd. (incorporated in the British Virgin Islands)

•	China Medical Services Holdings Limited (incorporated in Hong Kong)

•	Cyber Medical Network Limited (incorporated in Hong Kong)

•	King Cheers Holding Limited (incorporated in Hong Kong)

•	China Medstar Pte. Ltd. (incorporated in Singapore)

•	CMS Hospital Management Co., Ltd. (incorporated in the PRC)

•	Beijing Xing Heng Feng Medical Technology Co., Ltd. (incorporated in the PRC)

•	Shenzhen Aohua Medical Services Co., Ltd. (incorporated in the PRC)

•	Shenzhen Aohua Medical Leasing and Services Co., Ltd. (incorporated in the PRC)

•	Medstar (Shanghai) Leasing Co., Ltd. (incorporated in the PRC)